SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*


                          Ctrip.com International, Ltd.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                           American Depository Shares

    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22943F100
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 3, 2009
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                           (Page 1 of 17 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22943F100                 13G                      Page 2 of 17 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Spruce, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          57,315
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          57,315
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          57,315
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          0.1%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 3 of 17 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Balsam, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          125,774
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          125,774
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          125,774
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          0.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 4 of 17 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Sequoia, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          105,078
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          105,078
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          105,075
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          0.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 5 of 17 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           Lone Dragon Pine, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          920,648
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          920,648
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          920,648
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          1.4%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 6 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                        Lone Pine Associates LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           288,167
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           288,167
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                           288,167
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          0.4%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 7 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                          Lone Pine Members LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER                   920,648
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          920,648
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          920,648
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          1.4%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 8 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           Lone Pine Capital LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          2,411,588
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          2,411,588
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          2,411,588
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          3.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           IA
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                      Page 9 of 17 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                          -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                          3,620,403
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                          -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                          3,620,403
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                          3,620,403
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                          5.5%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                           IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22943F100                 13G                     Page 10 of 17 Pages

Item 1(a).     Name of Issuer:

                  Ctrip.com International, Ltd. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:
                           99 Fu Quan Road
                           Shanghai 200335, People's Republic of China

Item 2(a).     Name of Person Filing:

     This statement is filed by:

               (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the American Depositary Shares (defined in Item 2(d) below) directly owned by it;
              (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the American Depositary Shares directly owned by it;
             (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the American Depositary Shares directly owned by it;
              (iv) Lone Dragon Pine, L.P., a Delaware limited partnership ("Lone Dragon Pine"), with respect to the American Depositary Shares directly owned by it;
               (v) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the American Depositary Shares directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
              (vi) Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the American Depositary Shares directly owned by Lone Dragon Pine;
            (vii) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd.("Lone Cypress"), Lone Kauri, Ltd.("Lone Kauri") and Lone Himalayan Pine Master Fund, Ltd.("Lone Himalayan Pine Master Fund"), each a Cayman Islands exempted company, with respect to the American Depositary Shares directly owned by each of Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund; and
          (viii) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the American Depositary Shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Dragon Pine, Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund.


              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 22943F100                 13G                     Page 11 of 17 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia and Lone Dragon Pine are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

      American Depository Shares

Item 2(e).  CUSIP Number:

    22943F100

CUSIP No. 22943F100                 13G                     Page 12 of 17 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 57,315
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon 33,193,693 ordinary shares reported as issued and outstanding in the Issuer's Form 20-F for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on April 29, 2008. Each American Depository Share represents one-half of an ordinary share.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 57,315
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    57,315

CUSIP No. 22943F100                 13G                     Page 13 of 17 Pages

         B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 125,774
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 125,774 .
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    125,774

         C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 105,078
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 105,078
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    105,078

         D.  Lone Dragon Pine, L.P.
             (a) Amount beneficially owned: 920,648
             (b) Percent of class: 1.4%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 920,648
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    920,648

         E.  Lone Pine Associates LLC
             (a) Amount beneficially owned: 288,167
             (b) Percent of class: 0.4%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 288,167
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    288,167

CUSIP No. 22943F100                 13G                     Page 14 of 17 Pages

         F.  Lone Pine Members LLC
             (a) Amount beneficially owned: 920,648
             (b) Percent of class: 1.4%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 920,648
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    920,648

         G.  Lone Pine Capital LLC
             (a) Amount beneficially owned: 2,411,588
             (b) Percent of class: 3.6%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,411,588
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,411,588

         H. Stephen F. Mandel, Jr.
             (a) Amount beneficially owned: 3,620,403
             (b) Percent of class:5.5%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,620,403
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    3,620,403

Item 5.     Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Dragon Pine has the power to direct the affairs of Lone Dragon Pine, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Himalayan Pine Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine Associates, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 22943F100                 13G                     Page 15 of 17 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 22943F100                 13G                     Page 16 of 17 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 13, 2009

                                By:
                                ----------------------------------------
                                Stephen F. Mandel, Jr., individually and
                                (a) as Managing Member of Lone Pine
                                Associates LLC, for itself and as the
                                general partner of (i) Lone Spruce, L.P.,
                                (ii) Lone Balsam, L.P. and (iii) Lone
                                Sequoia, L.P.; (b) as Managing Member of
                                Lone Pine Members LLC, for itself and as
                                the general partner of Lone Dragon Pine,
                                L.P.; and (c) as Managing Member of Lone
                                Pine Capital LLC

CUSIP No. 22943F100                 13G Page                     17 of 17 Pages


                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  March 13, 2009

                                By:
                                ----------------------------------------
                                Stephen F. Mandel, Jr., individually and
                                (a) as Managing Member of Lone Pine
                                Associates LLC, for itself and as the
                                general partner of (i) Lone Spruce, L.P.,
                                (ii) Lone Balsam, L.P. and (iii) Lone
                                Sequoia, L.P.; (b) as Managing Member of
                                Lone Pine Members LLC, for itself and as
                                the general partner of Lone Dragon Pine,
                                L.P.; and (c) as Managing Member of Lone
                                Pine Capital LLC